Exhibit 10.1

MATCH.COM, INC. EQUITY PROGRAM

SECTION 1.  Definitions

(a)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(b)                                 “Fair Market Value” means (i) if shares of MatchCo Common Stock are not traded on a national securities exchange, a reasonable, good faith judgment of the Administrator (or by such person or party designated by the Administrator using any reasonable method or procedure, including arbitration), determined in accordance with Section 409A of the Code, of the fair market value of a share of MatchCo Common Stock, taking into account all relevant factors and (ii) if shares of MatchCo Common Stock are traded on a national securities exchange, the closing price of a share of MatchCo Common Stock on such exchange on the date of measurement, or if shares of MatchCo Common Stock were not traded on such exchange on such measurement date, then on the next preceding date on which shares of MatchCo Common Stock were traded, all as reported by such source as the Administrator may select.

(c)                                  “Grant Date” means (i) the date on which the Administrator by resolution selects an individual to receive a grant of an award under the Program and determines the number of shares of MatchCo Common Stock to be subject to such award, or (ii) such later date as the Administrator shall provide in such resolution.

(d)                                 “MatchCo” means Match.com, Inc.

(e)                                  “MatchCo Common Stock” means common stock, $0.01 par value of MatchCo.

(f)                                    “Program” means this Match.com, Inc. Equity Program.

SECTION 2.  Administration

The Program shall be administered by the Board of Directors of MatchCo or a duly designated committee of the Board of Directors of MatchCo (the “Administrator”). Any determination made by the Administrator or by an appropriately delegated officer pursuant to delegated authority under the provisions of the Program with respect to any award made under the Program shall be made in the sole discretion of the Administrator or such delegate at the time of the grant of the award or, unless in contravention of any express term of the Program, at any time thereafter. All decisions made by the Administrator or any appropriately delegated officer pursuant to the provisions of the Program shall be final and binding on all persons, including MatchCo and any award recipient under the Program. Notwithstanding anything to the contrary contained in this Program, determinations under the Program regarding executive officers of IAC/InterActiveCorp shall also require approval of the Compensation and Human Resources Committee of the Board of Directors of IAC/InterActiveCorp.

Section 3.  Common Stock Subject to Program

(a)                                  Program Maximums.  The maximum number of shares of MatchCo Common Stock that may be delivered pursuant to the Program (including the Options with respect to 300 shares of MatchCo Common Stock granted to Gregory R. Blatt on February 18, 2009) shall be

1,000. Shares subject to an award under the Program may be authorized and unissued shares or may be treasury shares.

(b)                                 Individual Limits.  No individual may be granted awards under the Program covering in excess of 1,000 shares of MatchCo Common Stock during the term of the Program.  The Option with respect to 300 shares of MatchCo Common Stock granted to Gregory R. Blatt on February 18, 2009 shall count against the limit set forth in this clause (b).

(c)                                  Rules for Calculating Shares Delivered. To the extent that any award under the Program is forfeited, or any Option and the related Tandem SAR (if any) or Free-Standing SAR terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of MatchCo Common Stock subject to such awards not delivered as a result thereof shall again be available for awards under the Program. If the exercise price of any Option and/or the tax withholding obligations relating to any award under the Program are satisfied by delivering shares of MatchCo Common Stock to MatchCo (by either actual delivery or by attestation), only the number of shares of MatchCo Common Stock issued net of the shares of MatchCo Common Stock delivered or attested to shall be deemed delivered for purposes of the limits set forth in the Program. To the extent any shares of MatchCo Common Stock subject to an award under the Program are withheld to satisfy the exercise price (in the case of an Option) and/or the tax withholding obligations relating to such award, such shares of MatchCo Common Stock shall not be deemed to have been delivered for purposes of the limits set forth in Section 3(a) and Section 3(b).

(d)                                 Adjustment. In the event of a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination, or recapitalization or similar event affecting the capital structure of MatchCo, the Administrator shall make such substitutions or adjustments as it deems appropriate and equitable to the number and kind of shares of MatchCo Common Stock subject to any awards under the Program and/or the exercise price per share. In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disaffiliation, or similar event affecting MatchCo or any of its subsidiaries (each, a “Corporate Transaction”), the Administrator shall, in its discretion, make such substitutions or adjustments as it deems appropriate and equitable to the number and kind of shares of MatchCo Common Stock subject to any awards under the Program and/or the exercise price per share.

SECTION 4.  Eligibility

The chief executive officer of MatchCo and other key employees of MatchCo will be eligible to be granted awards under the Program.

SECTION 5.  Award Types under the Program

(a)                                  General.  Non-qualified stock options (“Options”) and stock appreciation rights (“SARs”) relating to shares of MatchCo Common Stock may be granted under the Program.

(b)                                 Types and Nature of SARs.  SARs may be “Tandem SARs,” which are granted in conjunction with an Option, or “Free-Standing SARs,” which are not granted in conjunction with an Option. Upon the exercise of a SAR, the award recipient shall be entitled to receive an amount in cash, shares of MatchCo Common Stock, other property or a combination of any of the foregoing, in value equal to the product of (i) the excess of the Fair Market Value of one share of MatchCo Common Stock over the exercise price of the applicable SAR, multiplied by (ii) the number of shares of MatchCo Common Stock in respect of which the SAR has been exercised. The applicable award agreement shall specify whether such payment is to be made in cash, MatchCo Common Stock, other property or a combination of any of the foregoing, or shall reserve to the Administrator or the award recipient the right to make that determination prior to or upon the exercise of the SAR.

(c)                                  Tandem SARs.  A Tandem SAR may be granted on the Grant Date of the related Option. A Tandem SAR shall be exercisable only at such time or times and to the extent that the related Option is exercisable in accordance with the provisions of this Section 5, and shall have the same exercise price as the related Option. A Tandem SAR shall terminate or be forfeited upon the exercise or forfeiture of the related Option, and the related Option shall terminate or be forfeited upon the exercise or forfeiture of the Tandem SAR.

(d)                                 Exercise Price.  The exercise price per share of MatchCo Common Stock subject to an Option or Free-Standing SAR shall be determined by the Administrator and set forth in the applicable award agreement, and shall not be less than the Fair Market Value of a share of MatchCo Common Stock on the applicable Grant Date.

(e)                                  Term.  The term of each Option and each Free-Standing SAR shall be fixed by the Administrator, but shall not exceed ten years from the Grant Date.

SECTION 6.  Term, Amendment and Termination

(a)                                  Effectiveness.  The Program shall be effective as of the date (the “Effective Date”) it is adopted by the Board of Directors of MatchCo, subject to the approval by the holders of at least a majority of the voting power of shares of capital stock of IAC/InterActiveCorp present in person or represented by proxy at the meeting of IAC/InterActiveCorp stockholders at which the Program is presented for approval.

(b)                                 Termination.  The Program will terminate on the tenth anniversary of the Effective Date. Awards outstanding under the Program as of such date shall not be affected or impaired by the termination of the Program.

(c)                                  Amendment of Program.  The Administrator may amend, alter, or discontinue the Program, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the award holder with respect to a previously granted award under the Program without the award holder’s consent, except such an amendment made to comply with applicable law, including without limitation Section 409A of the Code, stock exchange rules or accounting rules.